                                                                    EXHIBIT 99.1


                              RMI TITANIUM COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN


                                  ANNUAL REPORT


                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                        Report of Independent Accountants


To the Participants and Administrator of the RMI Titanium Company Employee Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the RMI Titanium Company Employee Savings and Investment Plan (the "Plan") at December 31, 2000 and December 31, 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 27, 2001



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                              RMI TITANIUM COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           DECEMBER 31, 2000 AND 1999





                                                     2000               1999
                                                  -----------        -----------
Investments at fair value                         $16,307,815        $15,719,861
Employer and employee contributions receivable        111,742             90,002
                                                  -----------        -----------
Net assets available for benefits                 $16,419,557        $15,809,863
                                                  ===========        ===========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              RMI TITANIUM COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999





                                                         2000                   1999
                                                      ------------         ------------
Contributions
        Employee                                      $  1,145,957         $  1,219,509
        Employer                                            90,591               20,494
                                                      ------------         ------------
Total contributions                                   $  1,236,548         $  1,240,003
Investment income:
        Interest and dividend income                     1,077,317            1,070,624
        Net appreciation (depreciation) in fair
              value of investments                      (1,103,273)             880,467
                                                      ------------         ------------
                                                           (25,956)           1,951,091
        Transfers                                          592,894              135,352
                                                      ------------         ------------
              Total net additions                        1,803,486            3,326,446
                                                      ------------         ------------
        Participant's benefits paid                     (1,193,792)            (476,049)
                                                      ------------         ------------
              Total net deductions                      (1,193,792)            (476,049)
                                                      ------------         ------------
Increase in net assets                                     609,694            2,850,397
Net assets available for benefits
        Beginning of year                               15,809,863           12,959,466
                                                      ------------         ------------
        End of year                                   $ 16,419,557         $ 15,809,863
                                                      ============         ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              RMI TITANIUM COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES:

The financial statements of the RMI Titanium Company Employee Savings and Investment Plan (the Plan) have been prepared in conformity with generally accepted accounting principles. The following are the significant accounting policies followed by the plan:

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the Plan Administrator to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The plan provides for various investment options in any combination of mutual funds and other investment securities. These investments are exposed to various risks, such as interest rate, market, and credit risk. It is at least reasonably possible that changes in risks, in the near term, would materially affect participant account balances and the amounts reported in the statement of net assets available for benefits during the reporting period.

INVESTMENTS

Available investment options at December 31, 2000 are as follows:

RTI INTERNATIONAL METALS, INC. COMMON STOCK - Funds are invested in shares of RTI International Metals, Inc. common stock.

Fidelity managed mutual fund accounts:

FIDELITY MAGELLAN FUND - Funds are invested in shares of a registered investment company that invests primarily in equity securities.

FIDELITY GROWTH AND INCOME FUND - Funds are invested in shares of a registered investment company that invests primarily in equity securities.

FIDELITY LOW-PRICED STOCK FUND - Funds are invested in shares of a registered investment company that invests primarily in shares of small-sized companies.

FIDELITIY WORLDWIDE FUND - Funds are invested in shares of a registered investment company that invests primarily in common stocks issued by companies of all sizes anywhere in the world, including the U.S.

SPARTAN U.S. EQUITY INDEX FUND - Funds are invested in shares of a registered investment company that attempts to duplicate the composition and total return of the S&P 500.

Fidelity stable value funds:

FIDELITY MANAGED INCOME PORTFOLIO - Funds are invested in short- and long-term investment contracts issued by insurance companies and commercial banks.

Investments in Fidelity managed funds and RTI International Metals, Inc. common stock are valued at fair market value based on published quotations. Securities transactions are recorded as of the settlement date. Participant loans receivable are stated at net realizable value (total borrowing less repaid principal).

Investments greater than 5% of the net assets available for benefits as of the end of the plan year are as follows:

         Fidelity Magellan Fund                                $6, 583,153
         Fidelity Managed Income Portfolio                       3,695,996
         Fidelity Growth and Income                              2,075,628
         Spartan U.S. Equity Index Fund                          1,633,817
         RTI International Metals, Inc., Common Stock              938,715

FUNDING

The Plan is funded by contributions from the participating employees and the employer (see Plan Amendment). The costs of administering the Plan and the trust are borne by the Company.

BENEFITS

Benefits are recorded when paid.

NOTE 2 - DESCRIPTION OF PLAN

GENERAL

RMI Titanium Company (the "Company") is the Plan sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951 and is a wholly owned subsidiary of RTI International Metals, Inc., (RTI).

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. Reference should be made to the Plan agreement for additional information concerning contribution, eligibility, income allocation, withdrawals and other important features of the Plan.

The Plan is a defined contribution plan covering full-time salaried, nonrepresented employees who are at least 21 years of age and have completed three months of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Participants may contribute from 1% to 15% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code. Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the recordkeeper directly. Participants are 100% vested in the current value of their accounts at all times.

PLAN AMENDMENT

On August 1, 1999, the Plan was restated to provide that employees of Weld-Tech Engineering Services, a subsidiary of RTI, are eligible to participate in the Plan and to provide for a matching dollar contribution on behalf of such employees. Weld-Tech Engineering Services participants are not eligible for benefits under any of the Company's or other RTI subsidiaries' benefit plans. Participants vest in the employer contributions ratably over a period of three years. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current vested value of their account in the Plan upon:

          o  Retirement;
          o  Termination of Employment with the Company; or
          o  Death

Participants may also make written application to the Administrator for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service guidelines in effect at the time of the withdrawal.

PARTICIPANT LOANS RECEIVABLE

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loans are treated as a transfer (from) the investment fund to the Participant Loans Receivable fund. Loan repayment terms range from one month to five years and are secured by the balance in the participant's account. Loans bear interest at a rate commensurate with the current market rate when made. Loans made in 2000 and 1999 bear interest at 8.75%. Interest rates on loans made prior to 1999 range from 8.75% to 15.00%. Principal and interest are paid ratably through monthly payroll deductions. Repayments are transfers to the investment funds (from) the Participant Loan Receivable fund. Loan terms and repayment policies are designed to be in compliance with the requirements of section 401(k) of the Internal Revenue Code.

TRANSFERS

Transfers represent transfers from or (to) other plans.

ADMINISTRATION

The Plan is administered by the Company's Retirement Board (the
"Administrator"). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan, including legal and audit fees are paid by the company and, as such, are not expenses of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant's contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTE 3 - INCOME TAXES:

The Internal Revenue Service (IRS) has determined and informed the Company by a letter dated April 30, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended and restated since receiving the determination letter; however, the

Administrator believes that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.

NOTE 4 - RECORDKEEPING

Individual participant account balances, allocations and investment options are maintained by Fidelity Investments Institutional Operations Company, Inc., based on enrollment and payroll information supplied by the Company.

NOTE 5 - SUBSEQUENT EVENT

On April 27, 2001 RTI established a new savings and investment plan for employees of certain RTI subsidiaries. Weld-Tech Engineering Services is one of the subsidiaries included in the new plan. The account balances of Weld-Tech employees were transferred into the new plan effective January 1, 2001.

                               SCHEDULE OF ASSETS
                          HELD FOR INVESTMENT PURPOSES
                                   FORM 5500
                              RMI TITANIUM COMPANY
                 SALARIED EMPLOYEE SAVINGS AND INVESTMENT PLAN


                                                                                                     CURRENT
              IDENTITY                        DESCRIPTION OF INVESTMENT                               VALUE
              --------                        -------------------------                               -----
   *    Fidelity Investments             Fidelity Magellan Fund                                    $ 6,583,153

   *    Fidelity Investments             Fidelity Growth and Income Fund                             2,075,628

   *    Fidelity Investments             Fidelity Low Priced Stock Fund                                628,452

   *    Fidelity Investments             Fidelity Worldwide Fund                                       479,341

   *    Fidelity Investments             Fidelity Managed Income Portfolio                           3,695,996

   *    Fidelity Investments             Spartan U.S. Equity Index Fund                              1,633,817

   *    Fidelity Investments             RTI International Metals, Inc., Common Stock                  938,715

  --    Participant Loans Receivable     Interest Rates High 15.00%, Low 8.75%                         272,713
                                                                                                   -----------
                                                                                  TOTAL:           $16,307,815
                                                                                                   ===========


                           * DENOTES PARTY-IN-INTEREST